SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(A) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:

CAMCO Investors Trust

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

30 East Main Street

Berryville, VA  22611

TELEPHONE NUMBER:

(800) 727-1007

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

Dennis M. Connor

30 East Main Street

Berryville, VA  22611

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

/X/Yes

/  /No

SIGNATURES

Pursuant to the requirements of Investment Company Act of 1940, the President of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Berryville and State of Virginia on this 17 day of October, 2006.

ATTEST:	CAMCO Investors Trust
/s/ Eric Weitz, Secretary	/s/ Dennis M. Connor, President

By: Eric Weitz, Secretary	By: Dennis M. Connor, President